                                                                    Exhibit 2.01

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             CANCERVAX CORPORATION,

                              CMI ACQUISITION CORP.

                                       and

                                CELL-MATRIX, INC.

                             Dated: January 8, 2002

                                TABLE OF CONTENTS

                                                                                           Page
I. DEFINITIONS and INTERPRETATION provisions..............................................   1
    1.1         Affiliate.................................................................   1
    1.2         Buyer Disclosure Schedule.................................................   2
    1.3         Buyer Preferred Stock Price...............................................   2
    1.4         Cell-Matrix Disclosure Schedule...........................................   2
    1.5         Encumbrances..............................................................   2
    1.6         Escrow Termination Date...................................................   2
    1.7         Exchange Act..............................................................   2
    1.8         GAAP......................................................................   2
    1.9         Intellectual Property.....................................................   2
    1.10        Knowledge.................................................................   3
    1.11        Material Adverse Effect...................................................   3
    1.12        Permit....................................................................   3
    1.13        Person....................................................................   3
    1.14        Related Party.............................................................   3
    1.15        SEC.......................................................................   3
    1.16        Securities Act............................................................   3
    1.17        Selling Expenses..........................................................   3
    1.18        Taxes.....................................................................   4
    1.19        Tax Returns...............................................................   4
    1.20        Other Defined Terms.......................................................   4
    1.21        Interpretation Provisions.................................................   6

II. THE MERGER............................................................................   6
    2.1         The Merger................................................................   6
    2.2         Effect of the Merger......................................................   6
    2.3         Effective Time............................................................   6
    2.4         Directors and Officers....................................................   7
    2.5         Certificate of Incorporation; Bylaws......................................   7
    2.6         Taking of Necessary Action; Further Action................................   7
    2.7         The Closing...............................................................   8
    2.8         Tax Consequences..........................................................   8
    2.9         Cell-Matrix Closing Liabilities...........................................   8

III. CONVERSION OF SECURITIES.............................................................   8
    3.1         Conversion of Securities..................................................   8
    3.2         No Further Rights in Cell-Matrix Common Stock.............................  10
    3.3         Stock Transfer Books......................................................  10
    3.4         Fractional Shares.........................................................  10

IV. REPRESENTATIONS AND WARRANTIES OF CELL-MATRIX.........................................  10
    4.1         Due Organization..........................................................  10
    4.2         Capitalization of Cell-Matrix.............................................  11
    4.3         Subsidiaries..............................................................  11

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
    4.4         Authorization.............................................................  11
    4.5         Non-Contravention.........................................................  11
    4.6         Consents and Approvals....................................................  12
    4.7         Financial Statements......................................................  12
    4.8         No Undisclosed Liabilities................................................  12
    4.9         No Changes................................................................  13
    4.10        Accounts Receivable.......................................................  14
    4.11        Title to and Condition of Assets..........................................  15
    4.12        Leases, Premises..........................................................  15
    4.13        Contracts and Commitments.................................................  16
    4.14        Litigation, Proceedings and Applicable Law................................  17
    4.15        Compliance with Law.......................................................  17
    4.16        Insurance.................................................................  17
    4.17        Benefit Plans.............................................................  18
    4.18        Labor Matters.............................................................  18
    4.19        Tax Matters...............................................................  19
    4.20        Environmental Matters.....................................................  20
    4.21        Customers and Suppliers...................................................  22
    4.22        Books and Records.........................................................  23
    4.23        No Brokers................................................................  23
    4.24        Powers of Attorney........................................................  23
    4.25        Transactions With Related Parties.........................................  23
    4.26        Intellectual Property.....................................................  23
    4.27        Identification of Depositories and Authorities............................  26
    4.28        Legal and Tax Advice......................................................  27
    4.29        Vote Required.............................................................  27
    4.30        Tax Treatment.............................................................  27
    4.31        Disclosure................................................................  27
    4.32        Dissenters Rights.........................................................  27
    4.33        Subsequent Financing......................................................  28
    4.34        Capital Equipment Agreement...............................................  28

V. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB.................................  28
    5.1         Due Organization..........................................................  28
    5.2         Capitalization of Buyer...................................................  28
    5.3         Authorization.............................................................  28
    5.4         Non-Contravention.........................................................  29
    5.5         Consents and Approvals....................................................  29
    5.6         Buyer Preferred Stock.....................................................  29
    5.7         No Brokers................................................................  29
    5.8         Merger Sub................................................................  30

VI. PRE-CLOSING COVENANTS.................................................................  30
    6.1         Conduct of Business by Cell-Matrix Pending the Closing....................  30
    6.2         Further Assurances........................................................  31
    6.3         No Solicitation...........................................................  32
    6.4         Affiliates' Letters.......................................................  32

    6.5         Access to Information, Properties and Personnel...........................  32
    6.6         Confidential Information..................................................  32
    6.7         Notification of Certain Matters...........................................  33
    6.8         Consents..................................................................  33
    6.9         Stockholder Agreement.....................................................  34
    6.10        Employee Matters..........................................................  34
    6.11        Benefit Plans.............................................................  34
    6.12        Cell-Matrix Equity Plan...................................................  34
    6.13        Sub-lease.................................................................  35

VII. CONDITIONS TO CLOSING................................................................  35
    7.1         Conditions to Each Party's Obligation to Effect the Merger................  35
    7.2         Conditions to Cell-Matrix's Obligation to Effect the Merger...............  35
    7.3         Conditions to Buyer and Merger Sub's Obligations to Effect the Merger.....  36

VIII. THE STOCKHOLDER REPRESENTATIVE......................................................  38
    8.1         Appointment...............................................................  38
    8.2         Election and Replacement..................................................  38
    8.3         Authority.................................................................  38
    8.4         No Liability of Buyer.....................................................  39

IX. POST-CLOSING COVENANTS................................................................  39
    9.1         Litigation Support........................................................  39
    9.2         Tax Matters...............................................................  39

X. SURVIVAL; INDEMNIFICATION..............................................................  40
    10.1        Survival of Representations, Etc..........................................  40
    10.2        Indemnification...........................................................  40
    10.3        Defense of Claims.........................................................  41
    10.4        Payment of Damages........................................................  42
    10.5        Limitations...............................................................  42
    10.6        Indemnification Dispute Resolution........................................  43

XI. MISCELLANEOUS.........................................................................  43
    11.1        Disclosure Schedule.......................................................  43
    11.2        Termination...............................................................  44
    11.3        Further Assurances........................................................  45
    11.4        Assignment................................................................  45
    11.5        Notices...................................................................  45
    11.6        Entire Agreement; Amendments and Waivers..................................  46
    11.7        Service of Process; Consent to Jurisdiction...............................  46
    11.8        Multiple Counterparts.....................................................  47
    11.9        Headings..................................................................  47
    11.10           Exhibits and Schedules................................................  47
    11.11           Publicity; Confidentiality............................................  47
    11.12           Governing Law.........................................................  47
    11.13           Construction..........................................................  47

    11.14           Expenses..............................................................  47
    11.15           Invalidity............................................................  47
    11.16           Cumulative Remedies...................................................  47
    11.17           Specific Performance..................................................  48
    11.18           California Corporate Securities Law...................................  48

                                    EXHIBITS

EXHIBIT A:        CERTIFICATE OF MERGER

EXHIBIT B:        ARTICLES OF MERGER

EXHIBIT C:        ESCROW AGREEMENT

EXHIBIT D:        STOCKHOLDERS AGREEMENT

EXHIBIT E:        ANNUAL FINANCIAL STATEMENTS

EXHIBIT F:        INTERIM FINANCIAL STATEMENTS

EXHIBIT G:        AFFILIATE LETTER

EXHIBIT H:        RESIGNATION AND RELEASE AGREEMENT

EXHIBIT I:        OPINION OF LATHAM & WATKINS

EXHIBIT J:        FORM OF CONSULTING AGREEMENT

EXHIBIT K:        OPINION OF DENNIS GEORGE & ASSOCIATES, P.C.

                          AGREEMENT AND PLAN OF MERGER

                  This Agreement and Plan of Merger (this "Agreement") is entered into as of January 8, 2002 by and among CancerVax Corporation, a Delaware corporation ("Buyer"), CMI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer ("Merger Sub"), and Cell-Matrix, Inc., a Nevada corporation ("Cell-Matrix"). Merger Sub and Cell-Matrix are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

                  A. The respective Boards of Directors of Buyer, Merger Sub and Cell-Matrix have determined that it is advisable and in the best interests of the respective corporations and their stockholders that Merger Sub be merged with and into Cell-Matrix in accordance with the Delaware General Corporation Law (the "DGCL") and the Nevada General Corporation Law (the "NGCL") and the terms of this Agreement, pursuant to which Cell-Matrix will be the surviving corporation and will remain a wholly-owned subsidiary of Buyer (the "Merger").

                  B. The holders of all of Cell-Matrix's capital stock (collectively, the "Stockholders" and individually a "Stockholder") have approved the Merger.

                  C. Pursuant to the Merger, and the terms provided for herein, the outstanding shares of common stock of Cell-Matrix, no par value per share (the "Cell-Matrix Common Stock"), will be canceled and extinguished and converted into the right to receive shares of Acquisition Preferred Stock of Buyer, par value $0.00004 per share ("Buyer Preferred Stock").

                  D. For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the United States Internal Revenue Code of 1986, as amended (the "Code").

                  E. Buyer, Merger Sub and Cell-Matrix desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to, the Merger.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

                                       I.
                    DEFINITIONS AND INTERPRETATION PROVISIONS

         As used herein, the following terms shall have the following meanings:

         1.1 Affiliate. The term "Affiliate" shall mean, when used with reference to a specified Person, (a) any Person who directly or indirectly controls, is controlled by or is under common control with the specified Person,
(b) any Person who is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified

Person is an officer, partner or trustee or serves in a similar capacity, (c) any Person who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person, or of which the specified Person, directly or indirectly, is the owner of ten percent (10%) or more of any class of equity securities or (d) any relative of the specified Person.

         1.2 Buyer Disclosure Schedule. The term "Buyer Disclosure Schedule" shall mean a schedule delivered by Buyer to Cell-Matrix on the date hereof, which sets forth exceptions to the representations and warranties contained in
Article V hereof and certain information called for by this Agreement.

         1.3 Buyer Preferred Stock Price. The term "Buyer Preferred Stock Price" shall mean $3.50 (Three U.S. Dollars and Fifty Cents).

         1.4 Cell-Matrix Disclosure Schedule. The term "Cell-Matrix Disclosure Schedule" shall mean a schedule delivered by Cell-Matrix to Buyer on the date hereof, which sets forth exceptions to the representations and warranties contained in Article IV hereof and certain information called for by this Agreement.

         1.5 Encumbrances. The term "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, mortgage, right-of-way, encumbrance, right of first refusal or first offer, restriction, reservation or other similar right or interest of any nature of any third party.

         1.6 Escrow Termination Date. The term "Escrow Termination Date" shall mean the date that is twelve (12) months after the Closing Date.

         1.7 Exchange Act. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.8 GAAP. The term "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied.

         1.9 Intellectual Property. The term "Intellectual Property" shall mean
(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including without limitation all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business

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and marketing plans and proposals), (f) all computer software (including all source code, data and related documentation) to the extent developed by or exclusively for the businesses of Cell-Matrix, (g) all Internet domain names, URLs and any content therein, past or present, (h) all proprietary rights to all content of all past and present publications of Cell-Matrix, whether in print or electronic form, (i) all other proprietary rights, and (j) all copies and tangible embodiments thereof (in whatever form or medium).

         1.10 Knowledge. The term "Knowledge" shall mean, with respect to Cell-Matrix, the actual knowledge, or such knowledge as a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter, of any of the officers or directors of Cell-Matrix identified on Schedule 1.10.

         1.11 Material Adverse Effect. The term "Material Adverse Effect" shall mean changes, developments or occurrences which, individually or in the aggregate, have materially adversely affected or would have a material adverse effect on the business, prospects, financial position or results of operations of the entity concerned, taken as a whole with such entity's consolidated subsidiaries, other than such of the foregoing arising or resulting from changes in general economic conditions or changes generally affecting the industry in which such entity operates.

         1.12 Permit. The term "Permit" shall mean any approval, consent, waiver, exemption, variance, franchise, certificate, order, permit, authorization or license of or from any federal, state, local or foreign government, governmental agency, board, tribunal, commission, court or other agency or body with regulatory or governmental authority, including, without limitation, any federal, state, local or foreign zoning, health, environmental protection, pollution, sanitation, safety, siting or building permit or license or authorization.

         1.13 Person. The term "Person" shall mean any individual, corporation, firm, limited liability company, partnership, association, trust, estate or other entity or organization.

         1.14 Related Party. The term "Related Party" shall mean any Stockholder, any officer or director of Cell-Matrix, any Affiliate or relative of any Stockholder, Cell-Matrix or any of their respective officers or directors, or any business or entity in which any Stockholder, Cell-Matrix, any of the officers or directors of Cell-Matrix or any Affiliate or relative of any such Person has any direct or material indirect interest.

         1.15 SEC. The term "SEC" shall mean the Securities and Exchange Commission.

         1.16 Securities Act. The term "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.17 Selling Expenses. The term "Selling Expenses" shall mean all expenses, including, but not limited to, legal and accounting fees, incurred by Cell-Matrix in connection with the negotiation, preparation, and execution of this Agreement and all other agreements, documents and instruments contemplated hereby, or otherwise in connection with the preparation for carrying this Agreement into effect.

         1.18 Taxes. The term "Taxes" (including, with correlative meaning, the term "Tax") shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, service, service use, ad valorem, transfer, franchise, profits, net worth, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign) including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof, including a United States possession.

         1.19 Tax Returns. The term "Tax Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         1.20 Other Defined Terms. The following terms shall have the meanings given them in the Sections of this Agreement set forth below:

          Term                                                       Section
          ----                                                       -------
Agreement.....................................................       Preamble
Annual Financial Statements...................................         4.7(a)
Articles of Merger............................................            2.3
Benefit Plan..................................................        4.17(a)
Buyer.........................................................       Preamble
Buyer Common Stock............................................            5.2
Buyer Preferred Stock.........................................       Recitals
Buyer Parties.................................................        10.2(a)
Certificate of Merger.........................................            2.3
Claim.........................................................           10.3
Claim Notice..................................................           10.3
Cleanup.......................................................     4.20(a)(i)
Closing.......................................................            2.7
Closing Date..................................................            2.7
Closing Liability Schedule....................................         2.9(a)
Code..........................................................       Recitals
Cell-Matrix...................................................       Preamble
Cell-Matrix Closing Liabilities...............................            2.9
Cell-Matrix Intellectual Property.............................        4.26(a)
Cell-Matrix Common Stock......................................       Recitals
Cell-Matrix Parties...........................................        10.2(b)
Cell-Matrix Stock Option......................................         3.1(c)

Competing Transaction.........................................            6.3
Confidentiality Agreement.....................................            6.6
Confidential Information......................................            6.6
Constituent Corporations......................................       Preamble
Consulting Agreements.........................................         7.3(f)
Damages.......................................................        10.2(a)
DGCL..........................................................       Recitals
Effective Date................................................            2.3
Effective Time ...............................................            2.3
Environmental Claim...........................................    4.20(a)(ii)
Environmental Laws............................................   4.20(a)(iii)
Equity Plan...................................................         3.1(c)
ERISA.........................................................        4.17(a)
Escrow Account................................................     3.1(a)(ii)
Escrow Agreement..............................................     3.1(a)(ii)
Financial Statements..........................................         4.7(a)
GAAP..........................................................       Recitals
Hazardous Materials...........................................    4.20(a)(iv)
Indemnification Threshold.....................................           10.6
Indemnified Party.............................................        10.2(c)
Indemnifying Party............................................        10.2(c)
Instrument....................................................            8.3
Interim Date..................................................         4.7(a)
Interim Financial Statements..................................         4.7(a)
Leases........................................................           4.12
Lender........................................................         7.3(l)
Liabilities...................................................            4.8
Loan Agreement................................................         7.3(l)
Majority......................................................            8.2
Master Landlord...............................................           4.12
Master Lease..................................................           4.12
Material Contracts............................................           4.13
Material Customers............................................           4.21
Material Suppliers............................................           4.21
Merger .......................................................       Recitals
Merger Consideration..........................................         3.1(a)
Merger Sub....................................................       Preamble
NGCL..........................................................       Recitals
Offered Employee..............................................           6.10
Release.......................................................     4.20(a)(v)
Stockholder...................................................       Recitals
Stockholder Representative....................................            8.1
Stockholders Agreement........................................     3.1(a)(ii)
Surviving Corporation.........................................            2.1

         1.21 Interpretation Provisions

                  (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but not necessarily exclusive. The terms "include" and "including," however used, are not limiting and mean "including without limitation."

                  (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

                  (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

                  (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  (e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall under any circumstances be applied against any Party.

                                      II.
                                   THE MERGER

         2.1 The Merger. At the Effective Time (as defined in Section 2.3 hereof), Merger Sub shall be merged with and into Cell-Matrix upon the terms and conditions set forth herein, as permitted by and in accordance with the DGCL and the NGCL. Thereupon, the separate existence of Merger Sub shall cease and Cell-Matrix shall continue as the surviving corporation. Cell-Matrix, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation."

         2.2 Effect of the Merger. At the Effective Time, the separate existence of Merger Sub will cease, and the Surviving Corporation shall succeed to all the rights and property, and be subject to all the debts and liabilities of the Constituent Corporations, all without further act or deed and with the effects of a merger as set forth in the DGCL and the NGCL.

         2.3 Effective Time. The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, provided that this Agreement has not been terminated pursuant to Section 11.2 hereof, and the parties hereto will cause a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and Articles of Merger in the form attached hereto as Exhibit B (the "Articles of Merger") to be executed and filed with the Secretary of State of the State of Nevada as provided in Section 92A.200 of the NGCL. The date on which the Merger shall become effective is referred to herein as the "Effective Date," and the time on the Effective Date at which the Merger shall become effective is referred to herein as the "Effective Time." If the Secretary of State of the State of Delaware requires any changes in the Certificate of Merger or the Secretary of State of the State of Nevada requires any changes in the Articles of Merger as a condition to filing or to issuing their certificates to the effect that the Merger is effective, the parties shall execute any necessary revisions incorporated in such changes, provided such changes are not inconsistent with and do not result in any material change to the terms of this Agreement.

         2.4 Directors and Officers. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time. Such directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Bylaws of the Surviving Corporation, applicable law and any agreements between any of such directors or officers and Cell-Matrix or the Surviving Corporation entered into as of the Effective Time. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors of Cell-Matrix or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Bylaws of the Surviving Corporation.

         2.5 Certificate of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, the Certificate of Incorporation of Cell-Matrix as amended and restated in the Certificate of Merger shall be the Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time and until further amended in accordance with applicable law, the Bylaws of Cell-Matrix as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

         2.6 Taking of Necessary Action; Further Action. Buyer, Merger Sub and Cell-Matrix, respectively, each shall use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL and the NGCL at the time specified in Section 2.3 hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right and title to and possession of all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

         2.7 The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 11.2, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m. (Pacific time) on the second business day after the satisfaction or waiver of all conditions set forth in Article VII hereof, or at such other time and date as Buyer and Cell-Matrix may mutually agree (such date and time on and at which the Closing occurs being referred to herein as the "Closing Date"). The Closing shall take place at the offices of Latham & Watkins, 12636 High Bluff Drive, Suite 300, San Diego, California 92130, or at such other location as Buyer and Cell-Matrix may mutually agree, and will be effective as of the Effective Time.

         2.8 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and each of Buyer, Merger Sub and Cell-Matrix hereby adopts this Agreement as a "plan of reorganization" for purposes of Treasury Regulations Section 1.368-2(g).

         2.9 Cell-Matrix Closing Liabilities. Not more than five (5) nor less than two (2) business days prior to the Closing Date, Cell-Matrix shall prepare in good faith and deliver to Buyer a written schedule of Cell-Matrix's liabilities (the "Closing Liabilities Schedule"), which schedule shall be reasonably satisfactory to Buyer and shall set forth a description of the nature of, and the estimated amount of, Cell-Matrix's consolidated liabilities, determined in accordance with GAAP, that would be reflected on an audited consolidated balance sheet of Cell-Matrix and its subsidiaries prepared as of the Closing Date. The aggregate amount of Cell-Matrix's consolidated liabilities set forth on the Closing Liabilities Schedule in excess of $3,500,000 (Three Million Five Hundred Thousand U.S. Dollars) shall be the "Cell-Matrix Closing Liabilities;" provided, however, that the amounts payable to Summit Bank shall not be used to calculate the amount of liabilities in excess of $3,500,000.

                                      III.
                            CONVERSION OF SECURITIES

         3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, Cell-Matrix, the Surviving Corporation or the holder of any securities of the foregoing:

                  (a) The shares of Cell-Matrix Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted in the aggregate into the right to receive the consideration set forth below (the "Merger Consideration"). The Merger Consideration will be as follows:

                           (i)      On the Closing Date, Buyer will deliver to
the Stockholder Representative, for delivery to the Stockholders upon their surrendering in accordance with Section 3.1(f) below the certificates formerly representing their shares of Cell-Matrix Common Stock, certificates representing an aggregate number of shares of Buyer Preferred Stock equal to (A) $6,000,000 (Six Million U.S. Dollars) less the amount of Cell-Matrix Closing Liabilities and the Selling Expenses, divided by (B) the Buyer Preferred Stock Price, and rounded down to the nearest whole share; and

                           (ii)     On the Closing Date, Buyer will deposit into
an escrow account (the "Escrow Account") certificates representing an aggregate number of shares of Buyer Preferred Stock equal to (A) $500,000 (Five Hundred Thousand U.S. Dollars), divided by (B) the Buyer Preferred Stock Price, and rounded down to the nearest whole share. The amount deposited in the Escrow Account will be available for the satisfaction of claims with respect to representations, warranties and covenants of Cell-Matrix. The Escrow Account will be administered by an independent escrow agent acceptable to the Parties pursuant to an agreement in the form attached hereto as Exhibit C (the "Escrow Agreement") to be executed by Buyer and Cell-Matrix and to be adopted by the Stockholders through execution of the Stockholders Agreement in the form attached hereto as Exhibit D (the "Stockholders Agreement"). Any fees or charges on the Escrow Account shall be paid by Cell-Matrix. Any dividends or other distributions on the shares held in the Escrow Account will be added to the shares held in the Escrow Account and will be released along with the shares and any other property in the account in accordance the Escrow Agreement and the following terms and conditions. The shares and other property, if any, held in the Escrow Account will be released to the Stockholders within five (5) days after the Escrow Termination Date, except to the extent of any indemnity claim previously asserted in good faith (as to which the number of shares reasonably necessary to satisfy such claim shall continue to be held in the Escrow Account). For purposes of this Section 3.1(a)(ii) and the Escrow Agreement, the value of one share of Buyer Preferred Stock shall be deemed to be equal to the Buyer Preferred Stock Price.

                           (iii)    On the Closing Date, Buyer will deliver to
the Stockholder Representative the cash payment in lieu of fractional shares contemplated in Section 3.4 hereof, for delivery to the Stockholders upon their surrendering in accordance with Section 3.1(f) below the certificates formerly representing their shares of Cell-Matrix Common Stock.

                  (b) The shares of Buyer Preferred Stock to be delivered to the Stockholder Representative for delivery to the Stockholders and the shares of Buyer Preferred Stock deposited into the Escrow Account, shall be allocated among the Stockholders in the manner set forth in Section 3.1 of Cell-Matrix Disclosure Schedule. The shares of Buyer Preferred Stock to be issued will not be registered under the Securities Act and Buyer will have no duty to register such shares.

                  (c) As of the Effective Time, each outstanding option to purchase a share of Cell-Matrix Common Stock (each, a "Cell-Matrix Stock Option") granted by Cell-Matrix under the Cell-Matrix, Inc. 2000 Stock Option Plan (the "Equity Plan") and each other security, whether debt or equity, of Cell-Matrix, including without limitation each warrant or other security exercisable or convertible into shares of capital stock or other securities of Cell-Matrix, shall be terminated or canceled and cease to be outstanding, without further consideration to the holder thereof, and such holder shall have no further rights pertaining to such Cell-Matrix Stock Option or such other security of Cell-Matrix.

                  (d) Each share of Cell-Matrix Common Stock issued and outstanding immediately prior to the Effective Time and owned or held in treasury by Cell-Matrix shall be canceled and extinguished, and no payment shall be made with respect thereto.

                  (e) Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of Cell-Matrix Common Stock.

                  (f) On the Closing Date, each of the Stockholders of Cell-Matrix will deliver to the Buyer certificates representing all of his or her Cell-Matrix Common Stock, duly endorsed or accompanied by duly executed assignment documents. If any certificate for shares of Buyer Preferred Stock is to be issued in a name other than that in which the corresponding certificate for shares of Cell-Matrix Common Stock so surrendered is then registered, such surrender shall be accompanied by payment of any applicable transfer taxes and documents required for a valid transfer.

         3.2 No Further Rights in Cell-Matrix Common Stock. Subject to Section
3.4 below, all shares of Buyer Preferred Stock delivered or issued upon conversion of the shares of Cell-Matrix Common Stock in accordance with the terms of this Agreement shall be deemed to have fully satisfied all rights pertaining to the shares of Cell-Matrix Common Stock.

         3.3 Stock Transfer Books. As of the date hereof, the stock transfer books of Cell-Matrix shall be closed, and, except for the conversion of outstanding convertible securities and the exercise of outstanding warrants or stock options, there shall be no further registration of transfers of Cell-Matrix Common Stock thereafter on the records of Cell-Matrix. From and after the Effective Time, the Stockholders shall cease to have any rights with respect to Cell-Matrix Common Stock except as otherwise provided in this Agreement or by law.

         3.4 Fractional Shares. No fractional shares of Buyer Preferred Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest pursuant to this Agreement. In lieu of any such fractional shares, each of the Stockholders who would otherwise have been entitled to a fractional share of Buyer Preferred Stock upon surrender of certificates for exchange will be paid an amount in cash (without interest) equal to the product of (a) the fraction of one share to which such Stockholder otherwise would have been entitled, multiplied by (b) the Buyer Preferred Stock Price.

                                       IV.
                  REPRESENTATIONS AND WARRANTIES OF CELL-MATRIX

         Except as is otherwise set forth with appropriate section references (other than as provided in Section 11.1 hereof) in Cell-Matrix Disclosure Schedule, Cell-Matrix hereby makes the representations and warranties set forth below to Buyer and Merger Sub as of the date hereof.

         4.1 Due Organization. Cell-Matrix is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is presently conducted and as proposed to be conducted. Cell-Matrix is duly qualified to do business as a foreign corporation or other entity and is in good standing in each state of the United States in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties, except where the failure to be so qualified would not have a Material Adverse Effect on Cell-Matrix. The only state in which Cell-Matrix is qualified to do business as a foreign corporation or other entity is California.

         4.2 Capitalization of Cell-Matrix. The authorized capital stock of Cell-Matrix consists of 10,000,000 shares of Cell-Matrix Common Stock, of which
(i) 969,000 shares are duly issued and outstanding, fully paid and non-assessable; and (ii) 37,000 are held in treasury.

Section 4.2 of Cell-Matrix Disclosure Schedule contains a true, complete and correct list of the Stockholders, including the number of shares of Cell-Matrix Common Stock held of record and beneficially by each of them and their state of residency. Except as set forth in Section 4.2 of the Cell-Matrix Disclosure Schedule, all such outstanding shares are duly authorized, validly issued, fully paid and nonassessable and free of all liens, claims and Encumbrances, and were issued in compliance with applicable securities laws. Cell-Matrix has not issued any securities, including, but not limited to, options, warrants or other securities convertible into or exercisable for shares of capital stock of Cell-Matrix or other securities of Cell-Matrix, nor has Cell-Matrix repurchased, redeemed or otherwise acquired any of its outstanding shares of capital stock.

         4.3 Subsidiaries. Cell-Matrix does not own any stock, partnership interest, membership interest, joint venture interest or any other security or ownership interest issued by any other corporation, or by any partnership, limited liability company, organization or other entity.

         4.4 Authorization. Cell-Matrix has all necessary corporate power and authority, and has taken all corporate action necessary (including obtaining the approval of the holders of all capital stock of Cell-Matrix), to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Cell-Matrix and the consummation by Cell-Matrix of the transactions contemplated hereby have been duly approved by the Board of Directors of Cell-Matrix. No other corporate proceedings on the part of Cell-Matrix are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Cell-Matrix and is a legal, valid and binding obligation of Cell-Matrix, enforceable against Cell-Matrix in accordance with its terms, subject to general principles of equity and laws of general application relating to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, regardless of whether considered in a proceeding in equity or at law.

         4.5 Non-Contravention. Except as set forth in Section 4.5 of the Cell-Matrix Disclosure Schedule, the execution, delivery and performance of this Agreement by Cell-Matrix and the consummation by Cell-Matrix of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or a default under, or accelerate the performance required by or under any of the terms, conditions or provisions of, (i) the charter, bylaws or other organizational documents of Cell-Matrix or (ii) any covenant, agreement, commitment or understanding (including any license or sub-license agreement, covenant not to compete, employment agreement or consulting agreement) to which Cell-Matrix is a party or by which any of its assets are bound except as set forth in Section 4.5 of Cell-Matrix Disclosure Schedule, or (iii) any Permit, authorization, order, ruling, decree, judgment or arbitration award, or any law, rule, regulation or stipulation, to which

Cell-Matrix or any of its assets is subject, or result in the creation of any Encumbrance upon any of the properties or assets of Cell-Matrix other than with respect to (ii) and (iii) above, such conflicts, breaches, defaults or resulting Encumbrances which will not in the aggregate result in a Material Adverse Effect.

         4.6 Consents and Approvals. Except as set forth in Section 4.6 of the Cell-Matrix Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any federal, state, local, foreign or other governmental or regulatory authority, or any other Person, is required to be made or obtained by Cell-Matrix or by the Stockholders in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) compliance with applicable securities laws and (b) the filing of all documents necessary to consummate the Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada.

         4.7 Financial Statements.

                  (a) The unaudited financial statements of Cell-Matrix as of and for the years ended December 31, 1999 and 2000 (the "Annual Financial Statements"), as set forth in Exhibit E hereto, and the unaudited balance sheet of Cell-Matrix as of December 31, 2001 (the "Interim Date") and the unaudited income statement of Cell-Matrix for the twelve-month period ended on the Interim Date, in each case as set forth in Exhibit F hereto (the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements"), (i) are complete and accurate in all material respects and are consistent with the books and records of Cell-Matrix (which are complete and accurate in all material respects), (ii) have been prepared in accordance with GAAP consistently applied as of the dates and for the periods covered thereby and (iii) fairly present, in accordance with GAAP consistently applied as of the dates and for the periods covered thereby, the financial condition and results of operations of Cell-Matrix as of the dates and for the periods then ended and include no change in the application of accounting principles; provided, however, that the Interim Financial Statements do not include footnote disclosures in accordance with GAAP and are subject to year-end adjustments (which adjustments and omitted footnote disclosures are not in the aggregate material).

                  (b)      The information set forth on the Closing Liabilities
Schedule is a true and accurate description of all of the Liabilities of Cell-Matrix as of the Closing Date, and, except as set forth on the Closing Liabilities Schedule, Cell-Matrix shall have no Liabilities as of the Closing.

         4.8 No Undisclosed Liabilities. At the Interim Date, Cell-Matrix had no liabilities, obligations or commitments of any nature (absolute, accrued, contingent or otherwise) matured or unmatured (collectively, "Liabilities"), except (a) Liabilities which are adequately reflected or reserved against in the Interim Financial Statements or (b) Liabilities disclosed in Section 4.8 of Cell-Matrix Disclosure Schedule. Cell-Matrix has not taken any action which has resulted in a waiver or extension of the statute of limitations applicable to any of its Liabilities. Cell-Matrix has not since the Interim Date, and will not prior to the Closing, incur any Liabilities except in the ordinary course of business, none of which will have a Material Adverse Effect on Cell-Matrix.

         4.9 No Changes. Since the Interim Date Cell-Matrix has conducted its business only in the ordinary course. Without limiting the generality of the foregoing sentence, except as disclosed in Section 4.9 of Cell-Matrix Disclosure Schedule, since the Interim Date there has not been:

                  (a) any material change in the financial condition, assets, liabilities, net worth or business of Cell-Matrix;

                  (b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties in the aggregate or business of Cell-Matrix, or any deterioration in the operating condition of Cell-Matrix's assets;

                  (c) any mortgage, pledge or actual or pending lien, charge or Encumbrance of any kind of any of Cell-Matrix's assets, tangible or intangible;

                  (d) any strike, walkout, labor trouble or any other new or continued event, development or condition of similar character at Cell-Matrix;

                  (e) any declaration, setting aside or payment of a dividend or other distribution in respect of any of the stock of Cell-Matrix, or any direct or indirect redemption, purchase or other acquisition of any stock of Cell-Matrix or any rights to purchase such stock or securities convertible into or exchangeable for such stock;

                  (f) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee, agent or Stockholder of Cell-Matrix, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit sharing, pension or other plan) to which any of Cell-Matrix's officers, directors, employees, agents or Stockholders may be entitled, or any payments to any pension, retirement, profit sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the employee benefit plans described in Section 4.17 of Cell-Matrix Disclosure Schedule, or any other payment of any kind to or on behalf of any such officer, director, employee, agent or Stockholder other than payment of base compensation and reimbursement or advance for reasonable business expenses in the ordinary course of business;

                  (g) any making or authorization of any capital expenditures in excess of $5,000 per month;

                  (h) any cancellation or waiver of any right material to the operation of Cell-Matrix's business or any cancellation or waiver of any debts or claims;

                  (i) any sale, transfer or other disposition of any assets of Cell-Matrix;

                  (j) any payment, discharge or satisfaction of any Liability by Cell-Matrix, other than the payment, discharge or satisfaction, in the ordinary course of business, of Liabilities shown or reflected on the Interim Financial Statements;

                  (k) any material adverse change or any threat of any material adverse change in Cell-Matrix's relations with, or any loss or threat of loss of, any of Cell-Matrix's material customers, clients or suppliers, including without limitation, Cell-Matrix's licensees and licensors;

                  (l) any write-offs as uncollectable of any notes or accounts receivable of Cell-Matrix or write-downs of the value of any assets by Cell-Matrix;

                  (m) any change by Cell-Matrix in any method of accounting or keeping its books of account, accounting practices, investment practices, or claims, payment and processing practices or policies;

                  (n) any creation, incurrence, assumption or guarantee by Cell-Matrix of any Liabilities, except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by Cell-Matrix of any indebtedness for money borrowed (other than renewals on comparable terms of Liabilities reflected on the Interim Financial Statements);

                  (o) any payment, loan or advance of any amount to or in respect of, or any transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Related Party except for compensation to the officers and employees of Cell-Matrix at rates not exceeding the rates of compensation disclosed in Section 4.18 of Cell-Matrix Disclosure Schedule or as permitted in clause (f) of this Section 4.9;

                  (p) any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright, or any disclosure to any Person not an employee or Related Party (other than disclosures to Cell-Matrix, Buyer or those made in the ordinary course of business pursuant to an effective confidentiality agreement) or other disposal of any trade secret, process or know-how used by Cell-Matrix in its business;

                  (q) any transaction, agreement or event outside the ordinary course of Cell-Matrix's business;

                  (r) any amendment to the charter, bylaws or other organizational documents of Cell-Matrix; or

                  (s) any failure to maintain in full force and effect substantially the same level and types of insurance coverage as in effect on the Interim Date.

         4.10 Accounts Receivable. All of the accounts and notes receivable of Cell-Matrix fairly state, consistent with GAAP, amounts receivable for services actually provided or merchandise actually delivered (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona fide business transactions) and have arisen in the ordinary course of business. All such receivables are fully collectible in the normal and ordinary course of business. Section 4.10 of Cell-Matrix Disclosure Schedule sets forth
(a) the total amount of accounts receivable of Cell-Matrix outstanding as of the last day of the month immediately preceding the present month and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days and over 60 days, from the due date thereof.

         4.11 Title to and Condition of Assets.

                  (a)      Cell-Matrix does not own any real property. Section
4.12 of Cell-Matrix Disclosure Schedule contains a complete and accurate list of all real property (including, without limitation, offices, buildings and other structures) leased by Cell-Matrix and any rights that Cell-Matrix may have in real property (including, without limitation, easements and rights-of-way and access). Section 4.11 of Cell-Matrix Disclosure Schedule identifies all tangible personal property and rights in tangible personal property of Cell-Matrix in excess of $1,000 in value. All material tangible properties and assets owned or leased by Cell-Matrix are, except for changes in the ordinary course of business after the Interim Date, reflected in the Interim Financial Statements. Cell-Matrix owns good and marketable fee, or valid leasehold, title to the real and personal property owned or leased by it, free and clear of all Encumbrances, except (i) as reflected in the Financial Statements, (ii) for Encumbrances created by the lessors thereof, (iii) for Encumbrances related to Taxes not yet due and payable by Cell-Matrix and (iv) as set forth in Section 4.11 of Cell-Matrix Disclosure Schedule (none of which Encumbrances, except as disclosed in Section 4.11 of Cell-Matrix Disclosure Schedule, impairs the current use or diminishes the value of any material item of property to any material extent).

                  (b) All of the material equipment and tangible personal property owned or leased by Cell-Matrix is in good operating condition and repair and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance.

         4.12 Leases, Premises. Section 4.12 of Cell-Matrix Disclosure Schedule lists all real property leases, subleases, amendments, options and other leasehold interests to which Cell-Matrix is a party (the "Leases"), true and correct copies of which have been previously provided to Buyer. All of the Leases are valid and binding, in full force and effect and enforceable against Cell-Matrix and the other parties thereto in accordance with their terms, subject to general principles of equity and laws of general application relating to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, regardless of whether considered in a proceeding in equity or at law. Cell-Matrix is not in default under any Lease, and no event exists which with notice or lapse of time or both would constitute a default or an event of default by Cell-Matrix thereunder. To the Knowledge of Cell-Matrix, such leased properties are not subject to any Encumbrances, encroachments, zoning ordinances, administrative regulations or building or use restrictions which interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of Cell-Matrix. Upon the request of Buyer, Cell-Matrix shall promptly prepare and deliver to Buyer a description of the commencement date, the termination date, the monthly rent, the square feet, any rent escalation provisions, any mandatory or elective expansion provisions, any renewal options and any early termination options covered by each Lease. That certain lease dated December 1, 1999 (the "Master Lease"), by and between Ross Sausedo and Margaret Dilsaver, as Trustees of The Steve Sausedo and Lucille Sausedo 1981 Trust UDT dated February 5, 1981 (the "Master Landlord") and Bio-Management, Inc., is in full force and effect, has not been amended, and is enforceable against the parties thereto in accordance with its terms, subject to general principles of equity and laws of general application relating to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, regardless of whether considered in a proceeding in equity or at law. To the

Knowledge of Cell-Matrix, neither the Master Landlord nor VBI, Inc., a California corporation, is in default under any of the terms of the Master Lease.

         4.13 Contracts and Commitments. Except as set forth in Section 4.13 of Cell-Matrix Disclosure Schedule, Cell-Matrix is not a party to any written or oral:

                  (a) contract, agreement, commitment or personal property lease which requires Cell-Matrix to make payments thereunder in excess of $10,000;

                  (b) note, loan or evidence of indebtedness on the part of Cell-Matrix;

                  (c) contracts, agreements or commitments not otherwise described in (a) or (b) above which are not in the ordinary course of Cell-Matrix's business or which materially affect Cell-Matrix's business;

                  (d) contracts, agreements or commitments containing covenants limiting the freedom of Cell-Matrix to engage in any line of business or compete with any other Person;

                  (e)      partnership or joint venture agreements;

                  (f) agreements under which Cell-Matrix may be required to pay any royalties, honoraria, fees or other payments to any Person by reason of Cell-Matrix's ownership, use, license, sales or disposition of the Intellectual Property of the Person;

                  (g) agreements under which Cell-Matrix may be entitled to royalties, honoraria, fees or other payments from any Person by reason of such Person's ownership, use, license, sale or disposition of Cell-Matrix Intellectual Property; or

                  (h) contracts, agreements or commitments which have an unexpired term in excess of twelve (12) months from the date hereof, other than those which can be terminated on not more than thirty (30) days notice without Liability to Cell-Matrix or Buyer.

Neither Cell-Matrix nor, to the Knowledge of Cell-Matrix, any other party thereto is in default (nor does any circumstance exist which, with notice or the lapse of time or both, would result in such a default) under any agreement, contract, lease or commitment described in this Section 4.13 (the "Material Contracts"). Each of the Material Contracts is in full force and effect, is valid and binding and is enforceable against Cell-Matrix and each other party thereto in accordance with its terms, subject to general principles of equity and laws of general application relating to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, regardless of whether considered in a proceeding in equity or at law. Cell-Matrix has delivered to Buyer true and correct copies of the Material Contracts. Copies of each personal property lease have been provided to Buyer and Section 4.13 of Cell-Matrix Disclosure Schedule sets forth a list of such leases. Upon the request of Buyer, Cell-Matrix shall promptly prepare and deliver to Buyer (with no representation as to the truth or accuracy of such information) a description of the leased property, the monthly rent, the term of the lease and any options to purchase the leased property covered by each personal property lease listed in Section
4.13 of Cell-Matrix Disclosure Schedule.

         4.14 Litigation, Proceedings and Applicable Law. Except as set forth in
Section 4.14 of Cell-Matrix Disclosure Schedule, there is no action, suit or other proceeding pending or threatened against Cell-Matrix. Except as set forth in Section 4.14 of Cell-Matrix Disclosure Schedule, to the Knowledge of Cell-Matrix, there is no investigation pending or threatened against Cell-Matrix. Cell-Matrix is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency. Cell-Matrix is subject to no outstanding order, ruling, decree, judgment or stipulation by or with any court, administrative agency, arbitration panel or other similar authority.

         4.15 Compliance with Law. Except with respect to any environmental matters, as to which Section 4.20 shall be applicable, (a) Cell-Matrix has complied and is now in compliance with all federal, state, local and foreign laws, ordinances and regulations (including, without limitation, those relating to employment and employment practices and occupational safety and health, but excluding any laws, ordinances and regulations relating to occupational safety and health which are covered by Section 4.18) applicable to Cell-Matrix, (b) no written claims or complaints have been received by Cell-Matrix from any governmental authorities or other parties that Cell-Matrix is in violation of any such laws, ordinances and regulations, including any applicable building, zoning, occupational safety and health or similar law, ordinance or regulation (but excluding any laws, ordinances and regulations relating to occupational safety and health which are covered by Section 4.18) in relation to its offices, buildings or other structures or equipment, or the operation thereof, or of any applicable fair employment, equal opportunity or similar law, ordinance or regulation and no such claims or complaints have been threatened and (c) Cell-Matrix has not received any notice from any governmental authorities of any pending proceedings to take all or any part of the properties of Cell-Matrix (whether leased or owned) by condemnation or right of eminent domain and no such proceedings are threatened. Section 4.15 of Cell-Matrix Disclosure Schedule sets forth all Permits issued or required to be issued as of the date hereof to Cell-Matrix with respect to the ownership or lease of its properties and assets or the conduct of its business, except for those environmental Permits as to which Section 4.20 applies. Cell-Matrix has not failed to comply with, nor is it in violation of, any such Permit, and all such Permits are final and in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied conditions (other than normal renewal procedures on comparable terms). No modification, suspension, rescission, relocation or cancellation of any such Permit, or any proceeding with respect to any of the foregoing, is pending or threatened.

         4.16 Insurance. Section 4.16 of Cell-Matrix Disclosure Schedule sets forth a complete and accurate list of all casualty, business interruption, directors and officers liability, general liability, workers' compensation and other types of insurance maintained by or for the benefit of Cell-Matrix, together with the names of the policyholder, carriers and insureds, additional insureds and loss payees, and the liability limits and expiration date for each such policy and (b) a description of any risks for which Cell-Matrix is self-insured and the amount of reserves established for such purpose. Each policy is in force, and no notice has been received by Cell-Matrix from any insurance carrier purporting to cancel or refuse renewal, reduce or dispute coverage under any such policy. All premiums or other payments due under all such policies have been paid in accordance with the payment schedule established under each such policy. Section 4.16 of Cell-Matrix Disclosure Schedule identifies which insurance policies are

"occurrence" or "claims made." Cell-Matrix is not in default under any of such policies or binders, and Cell-Matrix has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. No policy aggregates, limits or maximums affecting the coverage available on Cell-Matrix's insurance policies have been reached or exceeded for any policy years commencing on or after the date of incorporation of Cell-Matrix.

         4.17 Benefit Plans.

                  (a) With respect to each employee benefit plan ("Benefit Plan"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Cell-Matrix covering any employee of Cell-Matrix, Cell-Matrix has made available to Buyer, where applicable, a true, correct and complete copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (ii) such Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA. Set forth on Section 4.17(a) of Cell-Matrix Disclosure Schedule is a list of each such Benefit Plan.

                  (b) With respect to all Benefit Plans maintained or contributed to by Cell-Matrix or any of its subsidiaries, individually and in the aggregate, there exists no condition or set of circumstances, in connection with which Cell-Matrix or any of its subsidiaries would be subject to any Liability (except Liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

                  (c) With respect to all Benefit Plans maintained or contributed to by Cell-Matrix or any of its subsidiaries, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded obligations which have not been accounted for by reserves.

                  (d) All Benefit Plans maintained or contributed to by Cell-Matrix or any of its subsidiaries have been operated in compliance with the applicable provisions of ERISA and the Code and all reports and returns required to be filed thereunder have been duly and timely filed. No prohibited transactions within the meaning of Title I of ERISA or Section 4975(c)(1) of the Code have occurred with respect to said plans. Neither Cell-Matrix nor any of its subsidiaries is a party or has contributed to any Multiemployer Plan as defined in Section 3(37) of ERISA. Each of Cell-Matrix and its subsidiaries has complied with the continuation of coverage and notification requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 and former Section 162(k) and Section 4980B of the Code and Sections 601 through 608 of ERISA.

         4.18 Labor Matters. Cell-Matrix is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Since its inception, Cell-Matrix has not experienced any attempt by organized labor or its representatives to make Cell-Matrix conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Cell-Matrix. There is no labor strike or labor disturbance pending or threatened against Cell-Matrix nor is any grievance currently being asserted, and Cell-Matrix has not experienced a work stoppage or other labor difficulty since the date of its incorporation. Cell-Matrix is in compliance with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against Cell-Matrix pending before the National Labor Relations Board or any other domestic or foreign governmental agency arising out of Cell-Matrix's activities, and there are no facts or information which would give rise thereto. Section 4.18 of the Cell-Matrix Disclosure Schedule sets forth the name, position, salary level, bonus entitlement and any other material financial information pertaining to such employee, of each of the Offered Employees.

         4.19     Tax Matters.

                  (a) Cell-Matrix has timely filed all Tax Returns required to be filed by it. All such Tax Returns are true, correct and complete in all material respects. Cell-Matrix has made timely payment of all Taxes required to be paid on or before the date hereof and adequate reserves for unpaid Tax liabilities (excluding reserves for deferred Taxes to reflect timing differences between book and taxable income) have been established on the Financial Statements. Cell-Matrix has fulfilled all withholding obligations relating to Taxes and has paid or remitted to the appropriate governmental authorities the proper amounts with respect to the foregoing.

                  (b) Cell-Matrix has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to the period for assessment or collection of Taxes. Neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any claim for assessment or collection of any Taxes against Cell-Matrix. There are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of Cell-Matrix. Cell-Matrix has not received any written notice or announcement of any audits or proceedings.

                  (c) Immediately prior to the Closing, Cell-Matrix will have no net operating losses, tax credit carryovers or other tax attributes presently subject to limitation under Sections 382, 383 and 384 of the Code, Treasury Regulation Section 1.1502-15T or 21T or otherwise.

                  (d) Cell-Matrix is not a party to, or bound by, any tax sharing, tax allocation or similar agreement.

                  (e) Cell-Matrix has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement or plan that will obligate it to make any payments not deductible under Section 280G of the Code with respect to the transactions contemplated hereby. Cell-Matrix has not agreed to make, nor will it be required to make as a result of any of the transactions contemplated hereby, any adjustment under
Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction).

                  (f) Cell-Matrix has not filed a consent under Section 341(f) of the Code (or any similar provision of state, local or foreign law) concerning collapsible corporations, and will not file such a consent. Cell-Matrix has not agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by it.

                  (g) No Stockholder is a "foreign person" as defined in Code Section 1445(f)(3). Cell-Matrix has not been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Buyer is not required to withhold tax on the purchase of stock of Cell-Matrix by reason of Code Section 1445.

                  (h) Cell-Matrix (i) has not been a member of an affiliated group filing a consolidated federal income tax return and (ii) has no Liability for the Taxes of any Person (other than any Taxes of Cell-Matrix) under Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign law), as a transferee or successor.

                  (i) There are no liens for Taxes (other than for current taxes not yet due and payable) upon the assets of Cell-Matrix.

                  (j) Cell-Matrix has not taken any positions on its federal income Tax Returns that would require disclosure in order to avoid a substantial understatement penalty within the meaning of Section 6662 of the Code.

                  (k) Cell-Matrix has furnished to Buyer (i) true, complete and correct copies of all federal, foreign, state and local income or franchise Tax Returns filed for Cell-Matrix with respect to all open Tax years; (ii) true, complete and correct copies of all audit reports, statements of deficiencies, closing or other agreements received by Cell-Matrix from Tax authorities related to Taxes, including, without limitation, all reports, statements, memoranda and opinions, whether formal or informal, regarding audits and examinations that have begun but have not been completed; (iii) a list of all elections in effect with respect to Taxes that will survive the Closing and (iv) a schedule that contains an accurate and complete description of any carryovers of Tax attributes.

                  (l) Cell-Matrix has filed all reports and created and/or retained all records required under Code Section 6038A with respect to transactions with related parties.

                  (m) Cell-Matrix has no Liability pursuant to Section 6901 of the Code or otherwise under applicable law by virtue of any transfer of an asset or assets to it, and Buyer will not be subject to such Liability as a result of any of the transactions contemplated thereby.

                  (n) Cell-Matrix has not distributed stock of a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a transaction subject to Code Section 355 within the past two years.

         4.20     Environmental Matters.

                  (a)      As used in this Agreement:

                           (i)      "Cleanup" means all actions required to (A)
cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (B) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the environment.

                           (ii)     "Environmental Claim" means any claim,
action, cause of action, investigation or notice (written or oral) by any Person alleging potential Liability (including, without limitation, potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Release into the environment, of any Hazardous Materials at any location, whether or not owned or operated by Cell-Matrix or (B) any violation of any Environmental Law.

                           (iii)    "Environmental Laws" means all federal,
state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

                           (iv)     "Hazardous Materials" means all substances
defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.
Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                           (v)      "Release" means any release, spill,
emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in, the air, soil, surface water, groundwater or property.

                  (b) Cell-Matrix is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Cell-Matrix of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Cell-Matrix has not received any communication (written or oral), whether from a governmental authority or a third party, that alleges that Cell-Matrix is not in such compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future. All Permits and other governmental authorizations currently held by Cell-Matrix pursuant to applicable Environmental Laws are identified in Section 4.20 of Cell-Matrix Disclosure Schedule.

                  (c) No transfers of Permits or other governmental authorizations under Environmental Laws, and no additional Permits or other governmental authorizations under

Environmental Laws, will be required for Cell-Matrix to conduct its business in full compliance with all applicable Environmental Laws immediately following the Closing.

                  (d) There is no Environmental Claim pending or threatened against Cell-Matrix or against any Person whose liability for any Environmental Claim Cell-Matrix has or may have retained or assumed either contractually or by operation of law.

                  (e) There are no past or present actions, activities, circumstances, conditions, events or incidents caused or created by Cell-Matrix or, to the Knowledge of Cell-Matrix, caused or created by any third party, including, without limitation, the presence or Release of any Hazardous Material, which are reasonably likely to form the basis of any material Environmental Claim against Cell-Matrix or against any Person whose Liability for any Environmental Claim Cell-Matrix has or may have retained or assumed either contractually or by operation of law.

                  (f) Cell-Matrix has not, and, to the Knowledge of Cell-Matrix, no other Person has, Released, placed, buried or dumped Hazardous Materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on or beneath any property currently or formerly owned, operated or leased by Cell-Matrix.

                  (g) Cell-Matrix has delivered or otherwise made available for inspection to Buyer true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring data possessed or initiated by Cell-Matrix pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Cell-Matrix, or regarding Cell-Matrix's compliance with applicable Environmental Laws.

                  (h) Without in any way limiting the generality of the foregoing, to the Knowledge of Cell-Matrix, any properties owned, operated or leased by Cell-Matrix do not contain any: (i) underground storage tanks; asbestos; polychlorinated biphenyls; (ii) underground injection wells; (iii) radioactive materials or (iv) septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed.

                  (i) At the time Cell-Matrix commenced occupancy of the property located at 1929 Zonal Avenue, Los Angeles, California, Cell-Matrix undertook all appropriate inquiry consistent with good commercial and customary practice into the previous use of such property.

         4.21 Customers and Suppliers. Except as set forth in Schedule 4.21 of Cell-Matrix Disclosure Schedule, no customer or supplier accounted for more than 10% of Cell-Matrix's sales or purchases in Cell-Matrix's last fiscal year or current fiscal year to date. Section 4.21 of Cell-Matrix Disclosure Schedule sets forth a complete and accurate list of Cell-Matrix's top ten customers (the "Material Customers") in terms of gross sales volume for Cell-Matrix's last fiscal year or current fiscal year to date. Cell-Matrix is not involved in any claim with any Material Customer and is not involved in any dispute with other customers which in the aggregate is reasonably likely to be deemed material. No customer or supplier material to the business of Cell-Matrix (the "Material Suppliers") has terminated or altered, or notified Cell-Matrix in writing of any intention to terminate or alter, its relationship with Cell-Matrix, and Cell-Matrix has no Knowledge that a Material Customer or a Material Supplier will terminate or materially alter its relationship with Cell-Matrix.

         4.22 Books and Records. Cell-Matrix has made and kept books, records and accounts which accurately reflect its activities and the acquisition and disposition of its assets in all material respects. Cell-Matrix has made available to Buyer complete and accurate, in all material respects, books and records reflecting all proceedings of the Stockholders and Board of Directors of Cell-Matrix, and complete and accurate copies of the Certificate of Incorporation, Bylaws and other organizational documents of Cell-Matrix, in each case as amended to the date hereof.

         4.23 No Brokers. Cell-Matrix has not entered into nor will it enter into any contract, agreement, arrangement or understanding with any Person which will result in an obligation of Cell-Matrix, Buyer or Merger Sub to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         4.24 Powers of Attorney. There are no outstanding powers of attorney or similar authorizations given by Cell-Matrix.

         4.25     Transactions With Related Parties. Except as set forth in
Section 4.25 of the Cell-Matrix Disclosure Schedule, Cell-Matrix has not entered into a transaction with any Related Party other than at arms' length, and no Related Party:

                  (a) has borrowed money from or loaned money to Cell-Matrix which will not be repaid on or before or which will remain on the books of Cell-Matrix following the Closing Date;

                  (b) has any contractual or other claim, express or implied, of any kind whatsoever against Cell-Matrix; or

                  (c) has been engaged, since the date of incorporation of Cell-Matrix, in any other transaction with Cell-Matrix (other than employment relationships at no greater than the current salaries disclosed in Section 4.25 of Cell-Matrix Disclosure Schedule) or investments in Cell-Matrix.

         4.26     Intellectual Property.

                  (a) Ownership and Adequacy. Cell-Matrix owns or has the right to use all Intellectual Property necessary or desirable for the operation of the business of Cell-Matrix as presently conducted and as proposed to be conducted, or that is controlled or used, by and/or on behalf of Cell-Matrix, or in which Cell-Matrix has any interest whatsoever ("Cell-Matrix Intellectual Property"). Cell-Matrix has taken all necessary, commercially reasonable, prudent, and desirable action(s) to perfect its ownership of, maintain, protect, and safeguard each item of Cell-Matrix Intellectual Property. Each item of Cell-Matrix Intellectual Property owned or used by Cell-Matrix immediately prior to the Effective Time will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Upon Closing, Buyer will succeed to all of Cell-Matrix's right, title and interest in and to Cell-Matrix Intellectual Property, including all rights, claims and damages regarding past infringements of Cell-Matrix Intellectual Property by any third party (and Cell Matrix's right to seek enforcement of all such rights to prevent the infringement or misappropriation thereof), free and clear of all liens, claims and Encumbrances. Section 4.26(a) of Cell-Matrix Disclosure Schedule lists and identifies all Cell-Matrix Intellectual Property. True and correct copies of all Cell-Matrix Intellectual Property (including all pending applications and application related documents and materials) owned, controlled or used by or on behalf of Cell-Matrix or in which Cell-Matrix has any interest whatsoever, as amended prior to the Closing Date, have been provided or made available to Buyer. Except as set forth in Section 4.26(a) of the Cell-Matrix Disclosure Schedule, with respect to each item of Cell-Matrix Intellectual Property:

                           (i)      Cell-Matrix possesses all right, title, and
interest in and to the item, free and clear of all liens, claims and Encumbrances or other restrictions;

                           (ii)     all necessary or desirable assignments,
documents, and certificates in connection with such Cell-Matrix Intellectual Property have been filed with the relevant patent, trademark, copyright, or other authorities in the United States or foreign jurisdictions, as applicable, for purposes of maintaining such Cell-Matrix Intellectual Property;

                           (iii)    except as provided in Section 4.26(a) of
Cell-Matrix Disclosure Schedule, the item is valid and subsisting, and all necessary or desirable, annuities, filing, registration, maintenance, renewal fees in conjunction with such Cell-Matrix Intellectual Property have been paid;

                           (iv)     each such patent application, contains a
full, complete, and accurate written description sufficient to enable practice of the invention and includes the best mode of practicing the invention known to Cell-Matrix and/or the inventors; no undisclosed information, including without limitation, any algorithm, is necessary to provide adequate written description, to enable, or to disclose the best mode;

                           (v)      except as set forth on Section 4.26(a) of
Cell-Matrix Disclosure Schedule, there are no actions that must be taken within ninety (90) days of the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any Cell-Matrix Intellectual Property;

                           (vi)     in each case where Cell-Matrix has acquired
any Cell-Matrix Intellectual Property from any Person, or jointly developed Cell-Matrix Intellectual Property with any Person, Cell-Matrix has obtained a valid, enforceable, and irrevocable transfer of all right, title, and interest to the such Cell-Matrix Intellectual Property;

                           (vii)    the item is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;

                           (viii)   no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

                           (ix)     Cell-Matrix has never agreed to indemnify
any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

                           (x)      Cell-Matrix has not granted to any Person
any license, option or other rights to use in any manner any Cell-Matrix Intellectual Property whether requiring the payment of royalties or not, with respect to the item.

                  (b) Third Party Rights. Section 4.26(b) of Cell-Matrix Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Company uses pursuant to license, sublicense, agreement, or permission. Cell-Matrix has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions, as amended prior to the Closing Date. Cell-Matrix does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Intellectual Property rights of third parties as a result of the past or continued operation of its business as presently conducted or as proposed to be conducted. Except as provided in Section 4.26(b) of Cell-Matrix Disclosure Schedule, Cell-Matrix does not have any contractual obligation to compensate any Person for the use of any Cell-Matrix Intellectual Property. Except as set forth in Section 4.26(b) of the Cell-Matrix Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in Section 4.26(b) of Cell-Matrix Disclosure
Schedule:

                           (i)      the license, sublicense, agreement, or
permission covering such item is legal, valid, binding, enforceable, and in full force and effect;

                           (ii)     the license, sublicense, agreement, or
permission covering such item will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                           (iii)    no party to the license, sublicense,
agreement, or permission covering such item is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv)     no party to the license, sublicense,
agreement, or permission covering such item has repudiated any provision thereof;

                           (v)      with respect to each sublicense, the
representations and warranties set forth in subsections 4.26(b)(i) through (iv) above are true and correct with respect to the underlying license;

                           (vi)     no Person who has licensed Intellectual
Property to Cell-Matrix has any ownership rights or license or permission to use any improvements made by Cell-Matrix in such Intellectual Property;

                           (vii)    the underlying item of Intellectual Property
is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (viii)   no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                           (ix)     Cell-Matrix has not granted any sublicense
or similar right with respect to the license, sublicense, agreement, or permission covering such item; and

                           (x)      Cell-Matrix shall provide, before and after
Closing, all reasonable cooperation necessary to effectuate the proper and valid assignment and transfer of each license, sublicense, agreement or permission covering such item in Section 4.26(b) of Cell-Matrix Disclosure Schedule to Buyer.

                  (c) Enforceability, Validity, and Absence of Claims. Except as disclosed in Section 4.26(c) of Cell-Matrix Disclosure Schedule, there are no facts or circumstances (including any information or fact that would constitute prior art) that would render any Cell-Matrix Intellectual Property unpatentable, invalid, unenforceable or infringed, or would adversely effect any pending application for any Cell-Matrix Intellectual Property. Cell-Matrix has not misrepresented, or failed to disclose and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Cell-Matrix Intellectual Property that would constitute fraud or misrepresentation or breach of the duty of candor with respect to such application or that would otherwise affect the patentability, validity, enforceability or infringement of any Cell-Matrix Intellectual Property. Cell-Matrix has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third party, and neither Cell-Matrix nor its directors, officers, employees or agents has ever received any charge, complaint, claim, demand, or notice alleging such interference, infringement, misappropriation, or violation (including any claim that Cell-Matrix must license or refrain from the use, or offer of a license under, any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Cell-Matrix. Cell-Matrix has never made any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the third party must license or refrain from using, or offer of a license under, any Intellectual Property rights of Cell-Matrix.)

         4.27 Identification of Depositories and Authorities. Section 4.27 of Cell-Matrix Disclosure Schedule sets forth a complete and accurate list of the names and addresses of all banks, trust companies, savings and loan associations and other financial institutions in which Cell-Matrix has assets, deposits or safe deposit boxes and the signatories thereunder.

         4.28 Legal and Tax Advice. Cell-Matrix has had an opportunity to discuss this Agreement with counsel of its choosing, and has had the legal consequences of this Agreement and the transactions contemplated hereby explained by such counsel. The Stockholders have had sufficient time to, and Cell-Matrix has recommended that the Stockholders, discuss this Agreement with counsel of their choosing, including an explanation by such counsel of the legal consequences of this Agreement and the transactions contemplated hereby. The Stockholders also have had sufficient time to, and Cell-Matrix has recommended that the Stockholders obtain, the advice of competent tax professionals with respect to the tax consequences of this Agreement and the transactions contemplated hereby. Cell-Matrix is not relying upon Buyer, Merger Sub or any of their respective stockholders, members, directors, officers, attorneys, accountants, agents or representatives for purposes of interpreting the provisions of this Agreement or assessing the consequences hereof.

         4.29 Vote Required. The approval of the Merger and this Agreement and the consummation of the transactions contemplated hereby by the affirmative vote or written consent of Stockholders holding shares of Cell-Matrix Common Stock representing a majority of the votes entitled to be cast by all holders of Cell-Matrix Common Stock is the only vote or consent of the holders of any class or series of the capital stock of Cell-Matrix required to approve the Merger and this Agreement and the transactions contemplated hereby. Cell-Matrix has obtained the approval of the holders of all of the outstanding shares of Cell-Matrix Common Stock as to the Merger and this Agreement and the transactions contemplated hereby. The Board of Directors of Cell-Matrix has: (a) unanimously approved the Merger and this Agreement and the consummation of the transactions contemplated hereby; and (b) determined that the Merger and this Agreement and the consummation of the transactions contemplated hereby are fair to, and in the best interests of, the Stockholders.

         4.30 Tax Treatment. Neither Cell-Matrix nor, to the Knowledge of Cell-Matrix, any of Cell-Matrix's Affiliates, has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Cell-Matrix has no Knowledge of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         4.31 Disclosure. This Agreement, Cell-Matrix Disclosure Schedule and the Closing bringdown certificates furnished or to be furnished to Buyer by or on behalf of Cell-Matrix pursuant to or in connection with this Agreement (a) do not and will not contain any untrue statement of a material fact and (b) do not and will not omit to state a material fact necessary, in light of the circumstances under which made, to make the statements contained herein and therein not misleading.

         4.32 Dissenters Rights. Each Stockholder has approved the Merger, thereby waiving his or her right to demand and receive payment for the fair value of his or her shares under Sections 92A.300-92A.500 of the NGCL.

         4.33 Subsequent Financing. Cell-Matrix acknowledges that Buyer intends to issue equity securities in a capital raising transaction subsequent to the Closing and that Buyer makes no representation as to whether the price per share of any equity securities sold in such capital raising transaction will be greater than or less than the Buyer Preferred Stock Price.

         4.34 Capital Equipment Agreement. Cell-Matrix's existing Loan Agreement, dated January 31, 2000, by and between Cell-Matrix and Summit Bank, contains no prohibition or fee to pre-pay any amounts owed thereunder or terminate such agreement.

                                       V.
             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

         Except as is otherwise set forth with appropriate section references in the Buyer Disclosure Schedule, Buyer and Merger Sub, jointly and severally, hereby make the representations and warranties set forth below to Cell-Matrix as of the date hereof.

         5.1 Due Organization. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as it is presently being conducted. Each of Buyer and Merger Sub is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer or Merger Sub.

         5.2 Capitalization of Buyer. The authorized capital stock of Buyer consists of 54,659,753 shares of common stock, par value $0.00004 per share ("Buyer Common Stock"), and 49,118,234 shares of preferred stock, par value $0.00004 per share, of which 16,693,877 shares have been designated as "Series A Preferred Stock," 26,281,500 shares have been designated as "Junior Preferred Stock," 500,000 shares have been designated as "Vendor Preferred Stock, Series 1" and 2,142,857 shares have been designated as "Acquisition Preferred Stock." As of January 1, 2002, 1,575,796 shares of Common Stock were issued and outstanding, 16,326,530 shares of Series A Preferred Stock were issued and outstanding, 22,608,031 shares of Junior Preferred Stock were issued and outstanding, 65,306 shares of Vendor Preferred Stock, Series 1 were issued and outstanding and no shares of Acquisition Preferred Stock were issued and outstanding. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable and free of all liens, claims and Encumbrances, and were issued in compliance with applicable securities laws. In addition, Buyer has an obligation to issue 367,437 shares of Series A Preferred Stock pursuant to the terms of a settlement agreement and warrants to purchase 75,000 shares of Vendor Preferred Stock, Series 1 pursuant to the terms of a lease agreement.

         5.3 Authorization. Each of Buyer and Merger Sub has all necessary corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly approved by all requisite corporate action on the part of Buyer and Merger Sub. No other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Merger Sub and is a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to general principles of equity and laws of general application relating to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, regardless of whether considered in a proceeding in equity or at law.

         5.4 Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby do not, and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or a default under, or accelerate the performance required by or result in any Material Adverse Effect under any of the terms, conditions or provisions of, the charter or bylaws of Buyer or Merger Sub or any covenant, agreement, commitment or understanding (including any license or sub-license agreement, covenant not to compete, employment agreement or consulting agreement) to which Buyer or Merger Sub is a party except as set forth in Section 5.4 of the Buyer Disclosure Schedule, or any Permit, authorization, order, ruling, decree, judgment or arbitration award, or any law, rule, regulation or stipulation, to which Buyer or Merger Sub is subject, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer or Merger Sub.

         5.5 Consents and Approvals. Other than forms which may be required to be filed by Buyer with the Securities and Exchange Commission or state securities commissioners after the Closing and the filing by Merger Sub of all documents necessary to consummate the Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada, no consent, approval, authorization, declaration, filing or registration with any governmental or regulatory authority, or any other Person, is required to be made or obtained by Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         5.6 Buyer Preferred Stock. All of the shares of Buyer Preferred Stock to be issued pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of all liens, claims and Encumbrances (other than transfer restrictions imposed on such shares by federal and state securities laws) created by Buyer.

         5.7 No Brokers. Neither Buyer nor Merger Sub has entered into nor will enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Cell-Matrix, Buyer or Merger Sub to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         5.8 Merger Sub. Merger Sub is a wholly owned subsidiary of Buyer formed for the purpose of engaging in the Merger and Merger Sub has not engaged, nor will engage, prior to the Merger, in any commercial business activities other than those necessary to effectuate, or otherwise in connection with the effectuation of, the terms of this Agreement.

                                       VI.
                              PRE-CLOSING COVENANTS

         6.1 Conduct of Business by Cell-Matrix Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Cell-Matrix covenants and agrees that, unless Buyer shall otherwise agree in writing, Cell-Matrix shall conduct its business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing and except as set forth on Section 6.1 of the Cell-Matrix Disclosure Schedule, Cell-Matrix shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of Buyer, in its sole discretion:

                  (a) amend or otherwise change Cell-Matrix's charter, bylaws or other organizational documents;

                  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Encumbrance of, any of its stock or any options, warrants, convertible securities or other rights of any kind to acquire any of its stock, or any other ownership interest in Cell-Matrix or any of its Affiliates;

                  (c) sell, pledge, dispose of or encumber any assets of Cell-Matrix (other than sales of inventory in the ordinary course of business and in a manner consistent with past practice);

                  (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its stock, (ii) split, combine or reclassify any of its stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its stock or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its securities, including, without limitation, its stock or any option, warrant or right, directly or indirectly, to acquire its stock, or propose to do any of the foregoing;

                  (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) enter into or amend any Material Contract other than in the ordinary course of business (including, without limitation, any agreement between Cell-Matrix and any officer, director, employee or stockholder of Cell-Matrix (or any entity affiliated with such Persons)); (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $1,000 for Cell-Matrix or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.1(e);

                  (f) increase the compensation payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of Cell-Matrix in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of Cell-Matrix, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

                  (g) take any action to change any accounting policies or procedures;

                  (h) make any Tax election inconsistent with past practice or settle or compromise any federal, state, local or foreign tax Liability or agree to an extension of a statute of limitations;

                  (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice; or

                  (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(i), or any action which would make any of the representations or warranties of Cell-Matrix contained in this Agreement untrue or incorrect or cause Cell-Matrix not to perform its covenants hereunder.

         6.2 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to consummate the transactions contemplated by this Agreement, (ii) to obtain all necessary Permits as are required to be obtained under any laws, statutes, ordinances, rules or regulations, (iii) to defend all actions challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other court order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to give all notices to, and make all registrations and filings with, third parties, including without limitation submissions of information requested by governmental authorities and (vi) to fulfill all conditions to this Agreement.

         6.3 No Solicitation. Cell-Matrix and its Stockholders, directors, officers, representatives and agents, shall not, directly or indirectly, solicit, initiate encourage or otherwise participate with respect to any inquiries or proposals concerning a sale of assets or securities of Cell-Matrix, or any acquisition, merger, consolidation or similar transaction involving Cell-Matrix (a "Competing Transaction"). For purposes hereof, "participate" shall not include (i) actions performed in a purely ministerial capacity (e.g., secretaries or receptionists taking phone messages) which are not performed to circumvent the above restrictions or (ii) responses to unsolicited contacts by third parties which are limited to "cannot discuss the matter."

                  (a) Cell-Matrix agrees to immediately notify Buyer after receipt of any Competing Transaction proposal, or any modification of or amendment to any Competing Transaction proposal, or any request for access to the properties, books or records of Cell-Matrix by any Person that has informed or concurrently informs the Board of Directors of Cell-Matrix that it is considering making, or has made, a Competing Transaction proposal. Such notice shall be made orally and in writing.

                  (b) Cell-Matrix shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Competing Transaction proposal. Cell-Matrix agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which Cell-Matrix is a party.

                  (c) Cell-Matrix shall advise its Stockholders, directors, officers, representatives and agents of the restrictions described in this
Section 6.3.

         6.4 Affiliates' Letters. The Affiliates of Cell-Matrix as of the date of this Agreement are listed in Section 6.4 of Cell-Matrix Disclosure Schedule. Cell-Matrix shall deliver to Buyer prior to the Closing a letter identifying all Persons who are Affiliates of Cell-Matrix as of the Closing Date. Cell-Matrix shall cause each Person who is identified as an Affiliate in the letter referred to above to deliver, at or prior to the Closing, a signed, written agreement, in the form attached as Exhibit G hereto.

         6.5 Access to Information, Properties and Personnel. Cell-Matrix shall allow Buyer, prior to the Closing upon reasonable notice and during normal business hours, through Buyer's employees, agents and representatives, to make such investigation of the business, properties, plants, books, records, employees, suppliers and customers of Cell-Matrix, including, without limitation, financial statements, internal financial reports, projections and other materials, and to conduct such examination of the condition (financial or otherwise) of Cell-Matrix as Buyer reasonably deems necessary or advisable. Prior to the Closing, Cell-Matrix will cooperate with Buyer in the planning in advance for the future operations of the business of Cell-Matrix.

         6.6 Confidential Information. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, the parties acknowledge that each has had access to confidential information relating to each other, including technical or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by Cell-Matrix, the Stockholders, Buyer or their respective representatives which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information which (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by the receiving party or its representatives), (b) was available to the receiving party on a non-confidential basis from a source other than the disclosing party or its representatives or (c) has been independently acquired or developed by the receiving party without violating any of its obligations under this Agreement or that certain Confidential Disclosure Agreement dated August 23, 2001 between Cell-Matrix and Buyer (the "Confidentiality Agreement"). Each of the parties shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to their representatives and agents who the receiving party believes need to know such Confidential Information in connection with the transactions contemplated hereby; provided that such representatives and agents agree to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Each party shall be responsible for any breach of this Agreement by any of its representatives or agents. In the event that the receiving party or any of its representatives is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, the receiving party will notify the disclosing party promptly so that the disclosing party may seek a protective order or other appropriate remedy or, in the disclosing party's sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that the disclosing party waives compliance with the terms of this Agreement, the receiving party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. This
Section 6.6 shall supersede the Confidentiality Agreement in its entirety.

         6.7 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate or (b) any failure of such party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the non-breaching parties.

         6.8      Consents.

                  (a) As soon as practicable, Cell-Matrix shall commence to take all reasonable action required to obtain all consents, approvals, and agreements of, and to give all notices and make all filings with, any third parties, including federal, state, local, and foreign governmental authorities, necessary to authorize, approve or permit the Merger. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its commercially reasonable efforts to take, or cause to be taken, all action to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

                  (b) Buyer, Merger Sub and Cell-Matrix shall cooperate and use their respective reasonable efforts (i) to prepare all documentation, to effect all filings and to obtain all Permits, consents, approvals and authorizations of all third parties and other governmental authorities necessary to consummate the transactions contemplated by this Agreement and (ii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as is reasonably practicable.

         6.9 Stockholder Agreement. Cell-Matrix shall use its reasonable best efforts to cause each Stockholder to execute and deliver to Buyer the Stockholders Agreement.

         6.10 Employee Matters. At or prior to the Closing Date, Cell-Matrix shall terminate the employment or accept the resignation of all employees of Cell-Matrix. Cell-Matrix will use its best efforts to cause each of its employees to execute and deliver a Resignation and Release Agreement in the form attached hereto as Exhibit H. Cell-Matrix shall be responsible for all wages, compensation and benefits, including accrued sick pay, severance pay and vacation pay, to which those employees may be entitled for services rendered prior to the Closing Date or by virtue of their resignation. Buyer intends to offer to employ, subject to customary conditions, effective as of the Closing Date, those employees of Cell-Matrix listed on Schedule 6.10 attached hereto (the "Offered Employees"), on terms and conditions to be negotiated between Buyer and such Offered Employee; provided, that such offers may not be for employment within the Los Angeles, California geographic area. Cell-Matrix shall use reasonable efforts to ensure that the Offered Employees accept employment from and after the Closing Date pursuant to the terms of an "at will" employment offer letter to be delivered to each such Offered Employee by Buyer. After the Closing Date, all of the Offered Employees who agree to accept "at will" employment with Buyer will participate in Buyer's employee benefit plans and programs on the same terms and conditions as similarly situated employees of Buyer. It is the intent of Buyer that the Offered Employees receive credit with respect to each employee benefit plan or arrangement of Buyer for service with Cell-Matrix for purposes of determining eligibility to participate and entitlement to benefits.

         6.11 Benefit Plans. Cell-Matrix shall take all reasonable actions necessary or required (a) to terminate or amend, if requested by Buyer, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Closing Date; provided, however, that no such actions shall deprive any individual of benefits previously accrued under any such plan and (b) to submit an application to the Internal Revenue Service or any other applicable taxing authorities for a favorable determination letter for each of the Benefit Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Closing Date.

         6.12 Cell-Matrix Equity Plan. Cell-Matrix shall cause the Equity Plan to be terminated on or prior to the Effective Time, and shall establish to the reasonable satisfaction of Buyer that no person or entity (whether or not a participant in the Equity Plan) has or will have any right to acquire any interest in Cell-Matrix or Buyer as a result of the exercise of options or other rights or warrants or other securities convertible into Cell-Matrix Common Stock on or after the Effective Time.

         6.13 Sub-lease. Buyer shall use commercially reasonable efforts to enter into a sublease with VBI, Inc., a California corporation, in form and substance acceptable to Buyer in its sole discretion, for the property located at 1929 Zonal Avenue, Los Angeles, California.

                                      VII.
                              CONDITIONS TO CLOSING

         7.1 Conditions to Each Party's Obligation to Effect the Merger. Unless waived in writing, the respective obligation of each party to effect the Merger provided for hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  (a) No action or proceeding shall have been instituted before a court or other governmental body or by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of this Agreement or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger; and no concerted labor activity shall have occurred in connection with the execution of this Agreement or the consummation of the Merger;

                  (b) All consents, approvals and waivers from third parties, including federal, state, local, foreign and other governmental authorities, necessary to consummate the transactions contemplated hereby shall have been obtained, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the business of Buyer and Cell-Matrix, taken as a whole, following the Effective Time; and

                  (c) Buyer, Merger Sub and Cell-Matrix shall have executed and delivered the Certificate of Merger and Articles of Merger and any other appropriate certificates or documents for filing with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada and any other appropriate governmental authorities.

         7.2 Conditions to Cell-Matrix's Obligation to Effect the Merger. Unless waived by Cell-Matrix in writing, the obligation of Cell-Matrix to effect the Merger provided for hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  (a) The representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except (i) as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof and
(ii) for representations and warranties that speak as of a specific date or time other than the Closing Date, which need only be true and correct as of such date or time;

                  (b) Buyer shall have performed, and shall have caused Merger Sub to perform, all agreements and covenants required hereby to be performed by it prior to or at the Closing; provided, however, that Cell-Matrix shall not be entitled to refuse to consummate the transaction in reliance upon its own breach or failure to perform. There shall be delivered to Cell-Matrix a certificate signed by an officer of Buyer certifying as to Buyer's compliance with the conditions set forth in Section 7.2(a) and 7.2(b); and

                  (c) The Stockholders shall have received an opinion of Latham & Watkins, counsel to Buyer and Merger Sub, as set forth in Exhibit I hereto.

         7.3 Conditions to Buyer and Merger Sub's Obligations to Effect the Merger. Unless waived by Buyer in writing, the obligations of Buyer and Merger Sub to effect the Merger provided for hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  (a) The representations and warranties of Cell-Matrix contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except (i) as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof and (ii) for representations and warranties that speak as of a specific date or time other than the Closing Date, which need only be true and correct as of such date or time;

                  (b) Cell-Matrix shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date; provided, however, that neither Buyer nor Merger Sub shall be entitled to refuse to consummate the transaction in reliance upon its own breach or failure to perform;

                  (c) From the date of this Agreement through the Effective Time, no Cell-Matrix Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which could reasonably be expected to have a Cell-Matrix Material Adverse Effect;

                  (d) Buyer shall have received from each Person who is an Affiliate of Cell-Matrix an executed letter agreement in the form of Exhibit G hereto;

                  (e) Each of Daniel Broek, Ph.D., Peter C. Brooks, Ph.D. and Anthony Montgomery, Ph.D. shall have entered into Consulting Agreements in substantially the form attached hereto as Exhibit J (the "Consulting Agreements");

                  (f) Buyer shall have received an executed Stockholders Agreement (including the Consent of Spouse attached as Exhibit A thereto, as applicable) from the holders of all of the outstanding shares of Cell-Matrix Common Stock;

                  (g) Buyer shall have received evidence of Cell-Matrix's completion of the actions set forth in Section 6.12 regarding the termination of the Equity Plan;

                  (h) Buyer shall have received an opinion of Dennis George & Associates, P.C., counsel to Cell-Matrix, as set forth in Exhibit K hereto;

                  (i) Cell-Matrix shall have renegotiated its existing Loan and Security Agreement (the "Loan Agreement"), dated January 7, 2000, by and between Cell-Matrix and APS Enterprises Holding Company, Inc. ("Lender"), in a manner acceptable to Buyer, in its reasonable discretion, including, without limitation:

                           (i)      Assignment of said Loan Agreement to Buyer;

                           (ii) The right of Lender to convert up to $1,000,000 (One Million Dollars) of the outstanding principal amount of the loan into Buyer Preferred Stock at the Buyer Preferred Stock Price at the Closing;

                           (iii)    The right of Buyer to pay off the principal
and any accrued interest at any time with no pre-payment penalty;

                           (iv)     The principal and accrued interest to be
payable to Lender in full on the sooner of: (A) one (1) year following the closing of a firmly underwritten public offering of Buyer Common Stock pursuant to a registration statement under the Securities Act; or (B) two (2) years from the date the Loan Agreement is assigned to Buyer;

                           (v)      The "base rate" interest rate to be the
Citibank prime interest rate; and

                           (vi)     Collateral and security provisions
restricted to the assets of Cell-Matrix;

                  (j) Buyer shall have received confirmation that (i) all Material Contracts will remain in full force and effect following the Closing, and (ii) the Merger will not effect Cell-Matrix's relationship with any of its Material Customers and Material Suppliers;

                  (k) Buyer shall have received satisfactory assurances from Summit Bank, in its sole discretion, that the Loan Agreement, dated January 31, 2000, by and between Cell-Matrix and Summit Bank, and all agreements contemplated thereby, will be terminated upon payment by Buyer of the amount set forth on the Closing Liability Schedule as payable to Summit Bank;

                  (l) Buyer shall have renegotiated the Promissory Note, dated September 17, 1999, by and between Cell-Matrix and Gigi Jordan, in a manner acceptable to Buyer in its reasonable discretion; and

                  (m) On or prior to the Closing Date, Cell-Matrix shall have delivered to Buyer each of the following:

                           (i)      Cell-Matrix's minute books, stock transfer
records, corporate seal and other materials related to Cell-Matrix's corporate administration;

                           (ii)     a copy of the Certificate of Incorporation
of Cell-Matrix, as amended, certified by the Secretary of State of the State of Nevada, and Certificates of Good Standing from the Secretaries of State of the States of Nevada and California evidencing the good standing of Cell-Matrix in each such jurisdiction;

                           (iii)    a copy of each of (A) the text of the
resolutions adopted by the Board of Directors of Cell-Matrix authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (B) the Bylaws of Cell-Matrix, along with certificates executed on behalf of Cell-Matrix by its corporate secretary certifying to Buyer that such copies are true and complete copies of such resolutions and Bylaws, respectively, and that such resolutions and Bylaws were duly adopted and have not been amended or rescinded; and

                           (iv)     incumbency certificates executed on behalf
of Cell-Matrix by its corporate secretary certifying the signature and office of each officer executing this Agreement and the Certificate of Merger and such other agreements contemplated by this Agreement as Buyer may request.

                                     VIII.
                         THE STOCKHOLDER REPRESENTATIVE

         8.1 Appointment. As used in this Agreement, the "Stockholder Representative" shall mean Raymond A. Mirra, Jr., or any person appointed as a successor Stockholder Representative pursuant to Section 8.2 hereof.

         8.2 Election and Replacement. From and after the Closing Date until the date when all obligations under this Agreement have been discharged (including all indemnification obligations under Article X hereof), the Stockholders who immediately prior to the Effective Time held an aggregate number of shares of Cell-Matrix Common Stock which exceeded 50% of the number of shares of Cell-Matrix Common Stock outstanding immediately prior to the Effective Time (a "Majority"), may, from time to time upon written notice to the Stockholder Representative and Buyer, remove the Stockholder Representative (including any appointed by Buyer) or appoint a new Stockholder Representative to fill any vacancy created by the death, incapacitation, resignation or removal of the Stockholder Representative. Furthermore, if the Stockholder Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Stockholder Representative to fill the vacancy so created. If the Majority is required to but has not appointed a successor Stockholder Representative within fifteen (15) business days from a request by Buyer to appoint a successor Stockholder Representative, Buyer shall have the right to appoint a Stockholder Representative to fill any vacancy so created from the directors of Cell-Matrix prior to the Merger, and shall advise all those who were holders of Cell-Matrix Common Stock immediately prior to the Effective Time of such appointment by written notice. A copy of any appointment by the Majority of any successor Stockholder Representative shall be provided to Buyer promptly after it shall have been effected.

         8.3 Authority. The Stockholder Representative shall be authorized to discuss, negotiate, resolve and fully and finally settle on behalf of the Stockholders any claims for indemnification by Buyer against the Stockholders under Article X hereof, to the extent such claim is satisfied in whole or in part with any portion of the Merger Consideration deposited in the Escrow Account, and to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an "Instrument") which the Stockholder

Representative determines in his or her discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Stockholders, such counsel, investment bankers, accountants, representatives and other professional advisors as he or she determines in his or her sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his or her rights and obligations hereunder. Any party receiving an Instrument from the Stockholder Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.

         8.4 No Liability of Buyer. Buyer (and the Surviving Corporation) shall have no Liability to any of the Stockholders or otherwise arising out of the acts or omissions of the Stockholder Representative or any disputes among the Stockholders or between the Stockholders and the Stockholder Representative. Buyer may rely entirely on its dealings with, and notices to and from, the Stockholder Representative to satisfy any obligations it might have under this Agreement or otherwise to the Stockholders. The Stockholders shall indemnify Buyer and Merger Sub for any damages suffered, including, but not limited to, attorneys' fees and other costs, as a result of Buyer or Merger Sub's good faith reliance on the acts or omissions of the Stockholder Representative.

                                      IX.
                             POST-CLOSING COVENANTS

         9.1 Litigation Support. In the event and for so long as any party hereto is actively contesting or defending any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand of third parties after the Closing in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving Cell-Matrix, each of the other parties shall cooperate in the defense or contest, make available their personnel on a reasonable basis, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the initiating party (unless such party is entitled to indemnification therefor under Article X); provided, however, that any party so requesting the cooperation of another party who is not an employee of Buyer or Merger Sub shall compensate such other party for the reasonable value of their time to be provided as described in this
Section 9.1.

         9.2 Tax Matters. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of section 368(a) of the Code. Each party hereto shall report the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code and shall take no position inconsistent therewith on any Tax Return or audit or in any proceeding before any taxing authority.

                                       X.
                            SURVIVAL; INDEMNIFICATION

         10.1 Survival of Representations, Etc. All of the representations, warranties, covenants and agreements made by Cell-Matrix or deemed made by the Stockholders in this Agreement or in any attachment, exhibit, Cell-Matrix Disclosure Schedule, certificate, document or list delivered by Cell-Matrix or the Stockholders pursuant hereto shall survive the Closing hereunder (even if the other party knew or had reason to know of any misrepresentation or breach of warranty at the time of such Closing, unless the other party expressly waives in writing any such breach at or before the time of such Closing) and shall continue in full force and effect for eighteen (18) months following the Closing Date, except that the representations and warranties set forth in Sections 4.2, 4.4, 4.7(b) and 4.26 shall survive the Closing and continue in full force and effect forever thereafter and the representations and warranties set forth in Sections 4.17, 4.19 and 4.20 shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations (with extensions thereof) plus 60 calendar days. Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of Buyer in respect of any Claim made in good faith by Buyer in a writing received by the Stockholder Representative prior to the expiration of the applicable survival period provided herein. All of the representations and warranties of Buyer contained in
Article V shall terminate at the Closing hereunder.

         10.2     Indemnification.

                  (a) Cell-Matrix (prior to Closing) and each of the Stockholders, jointly and severally, shall indemnify, defend, save and hold harmless Buyer, Merger Sub, the Surviving Corporation, each of their Affiliates and subsidiaries, and each of their respective representatives (the "Buyer Parties"), from and against any and all costs, losses (including, without limitation, diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses, including, without limitation, interest, penalties, lost profits and other losses resulting from any shutdown or curtailment of operations, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing ("Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Cell-Matrix in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Cell-Matrix in or pursuant to this Agreement or (iii) any claim made by a Stockholder exercising appraisal rights as a dissenting stockholder pursuant to Section 92A.380 of the NGCL. The Stockholders shall also, jointly and severally, indemnify, defend, save and hold harmless each of the Buyer Parties from and against (i) any and all Taxes imposed on Cell-Matrix for any period ending on or prior to, or including, the Closing Date, (ii) any and all Transfer Taxes, (iii) any breach of the representation set forth in Section 4.7(b), and (iv) any breach of any representation or warranty or the inaccuracy of any representation made in
Section 4 of the Stockholders Agreement.

                  (b) Buyer and Merger Sub, jointly and severally, shall indemnify, defend, save and hold harmless the Stockholders and each of their respective representatives, heirs and Affiliates (the "Cell-Matrix Parties"), from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer and/or Merger Sub in or pursuant to this Agreement and (ii) any breach of any covenant or agreement made by Buyer and/or Merger Sub in or pursuant to this Agreement.

                  (c) The term "Damages" as used in this Section 10.2 is not limited to matters asserted by third parties against a Buyer Party or Cell-Matrix Party (an "Indemnified Party"), but includes Damages incurred or sustained by the Indemnified Party in the absence of third party claims. Payments by an Indemnified Party of amounts for which the Indemnified Party is indemnified shall not be a condition precedent to recovery. The obligation of a party from whom indemnification is sought (an "Indemnifying Party") to indemnify an Indemnified Party shall not limit any other rights, including, without limitation, rights of contribution and subrogation, which the Indemnified Party may have under statute or common law. Anything contained in this Agreement to the contrary notwithstanding, the Stockholders shall not have any right of contribution or indemnification from, or subrogation against, Cell-Matrix. Subject to Sections 10.1 and 10.5, Buyer and Merger Sub are relying on the truth and accuracy of the representations and warranties made by Cell-Matrix in this Agreement, and the Stockholders shall be liable pursuant to this Section 10.2 for breach of such representations and warranties without regard to any knowledge, information or belief Buyer or Merger Sub has, should have or will have to the effect that such representations and/or warranties may not be, in whole or in part, true, accurate and complete, after giving effect to Cell-Matrix Disclosure Schedule. Subject to Sections 10.1 and 10.5, the Stockholders are relying on the truth and accuracy of the representations and warranties made by Buyer and Merger Sub in this Agreement, and Buyer and Merger Sub shall be liable pursuant to this Section 10.2 for breach of such representations and warranties without regard to any knowledge, information or belief the Stockholders have, should have or will have to the effect that such representations and/or warranties may not be, in whole or in part, true, accurate and complete, after giving effect to the Buyer Disclosure Schedule.

                  (d) The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

         10.3 Defense of Claims. If a claim for Damages (a "Claim") is to be made by an Indemnified Party against an Indemnifying Party, the Indemnified Party shall, subject to Section 10.1, give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under Section 10.2. Such Claim Notice shall set forth (a) the specific representation, warranty or covenant alleged to have been breached, (b) the nature and amount of the Claim asserted, together with sufficient facts relating thereto so that the Indemnifying Party may reasonably evaluate such Claim and (c) a calculation or good faith estimate, if such can be reasonably calculated, of the aggregate Damages to which the claimant believes it is entitled in connection with the Claim. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons). The failure of any

Indemnified Party to give timely notice hereunder shall not affect rights to indemnification, except to the extent that the Indemnifying Party is actually prejudiced by such failure. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party and (iii) to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party fails to assume the defense of such Claim within fifteen
(15) days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's reasonable cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall be required to consent to the entry of any judgment or to enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff of a release from all Liability in respect of such Claim. In the event the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Subject to Section 10.5, the Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.3 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment. For purposes of this Article X, any notice required to be given to one of the Stockholders or any decision to be made or action to be taken by one of the Stockholders shall be deemed to have been properly given, made or taken, as the case may be, if such notice is delivered to the Stockholder Representative or such decision is made by or such action is taken by the Stockholder Representative.

         10.4 Payment of Damages. The Indemnifying Party shall pay to the Indemnified Party the amount to which the Indemnified Party may become entitled by reason of the provisions of this Article X within fifteen (15) days after the amount of any Damages is determined in accordance with the provisions of Section 10.3

         10.5     Limitations.

                  (a) Notwithstanding anything herein to the contrary, no Indemnifying Party shall be liable under this Article X for any Damages (other than any breach of Section 4.7(b)) until the aggregate amounts otherwise due any other party or parties entitled to indemnification hereunder exceeds Twenty Five Thousand Dollars ($25,000) in the aggregate (the "Indemnification Threshold"), in which case such Indemnifying Party will be liable to the

Indemnified Party(ies) for the full amount due (including the amount below the Indemnification Threshold). The Stockholders as a group shall be treated as a single Indemnifying Party or other party, as the case may be, for purposes of this Section 10.5.

                  (b) Notwithstanding anything herein to the contrary, in no event will the maximum aggregate Liability of any Stockholder pursuant to his or her indemnification obligations hereunder exceed the greater of (i) an amount equal to such Stockholder's pro rata share (determined in accordance with Section 3.1 of the Cell-Matrix Disclosure Schedule) of $5,000,000 (Five Million U.S. Dollars) or (ii) an amount equal to the lesser of (A) the Buyer Preferred Stock Price or (B) the fair market value of the Buyer Preferred Stock at the time of the claim for Damages, as determined in good faith by the Board of Directors of Buyer, multiplied by the number of shares of Buyer Preferred Stock constituting such Stockholder's pro rata share (determined in accordance with Section 3.1 of the Cell-Matrix Disclosure Schedule) of the Merger Consideration.

                  (c) Notwithstanding anything herein to the contrary, in no event will the maximum aggregate Liability of Buyer or Merger Sub pursuant to its indemnification obligations hereunder exceed an amount equal to the Merger Consideration.

         10.6 Indemnification Dispute Resolution. Any unresolved dispute, controversy or claim arising out of or relating to the indemnification obligations under this Article X shall be settled by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be San Diego, California. The arbitration shall be conducted by a neutral arbitrator selected by mutual agreement of the parties within fifteen (15) days after either party delivers a written Demand for Arbitration to the other party. If the parties fail to agree within fifteen (15) days on the selection of the arbitrator, an arbitrator shall be promptly appointed by the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction. As part of the award, the arbitrator shall award to the prevailing party all costs of arbitration including, but not limited to, reasonable attorneys' fees. All information resulting from or otherwise pertaining to any such dispute shall be nonpublic and handled by Cell-Matrix, the Stockholders, Buyer and their respective representatives and agents in such a way as to prevent the public disclosure of such information.

                                       XI.
                                  MISCELLANEOUS

         11.1 Disclosure Schedule. No disclosure in any Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information and disclosures contained in each section of any Disclosure Schedule shall be deemed to be disclosed if, and to the extent that, it is clear and unambiguous on the face of the Schedule that the disclosure is also applicable to another section of the Disclosure Schedule (whether or not specific cross references are made).

         11.2     Termination.

                  (a) Generally. This Agreement may be terminated at any time prior to the Closing:

                           (i)      By mutual written consent of Buyer and
Cell-Matrix;

                           (ii)     By Buyer or Cell-Matrix if the Closing shall
not have occurred on or before February 28, 2002; provided, however, that this provision shall not be available to Buyer if Cell-Matrix has the right to terminate this Agreement under clause (v) of this Section 11.2, and this provision shall not be available to Cell-Matrix if Buyer has the right to terminate this Agreement under clause (iv) of this Section 11.2;

                           (iii)    By Buyer or Cell-Matrix if a court of
competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing;

                           (iv)     By Buyer if there is a material breach of
any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Cell-Matrix and/or any Stockholder pursuant to the terms of this Agreement or the failure of a condition set forth in Section 7.1 (with respect to Cell-Matrix or the Stockholders) or 7.3 hereof to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.1 (with respect to Cell-Matrix or the Stockholders) or 7.3 hereof to be satisfied on or prior to the Closing Date; provided, however, that Buyer may not terminate this Agreement prior to the Closing Date if Cell-Matrix has not had an adequate opportunity to cure any such failure of a condition; or

                           (v)      By Cell-Matrix if there is a material breach
of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Section 7.1 (with respect to Buyer or Merger Sub) or 7.2 to be satisfied (and such condition is not waived in writing by Cell-Matrix) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.1 (with respect to Buyer or Merger Sub) or 7.2 to be satisfied on or prior to the Closing Date; provided, however, that Cell-Matrix may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure.

                  (b) Effect of Termination. In the event of termination of this Agreement:

                           (i)      Each party will promptly redeliver all
documents, work papers and other material (and all copies thereof) of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                           (ii)     The provisions of Sections 6.6, 11.7 and
11.11 shall continue in full force and effect; and

                           (iii)    No party hereto shall have any Liability to
any other party to this Agreement, except (A) with respect to breaches arising out of Section 6.6, 11.7 or 11.11 hereof or out of subsection (i) of this
Section 11.2(b) and (B) for any breach of this Agreement occurring prior to its proper termination. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

         11.3 Further Assurances. On and after the Closing Date, Cell-Matrix, the Stockholders and Buyer shall use commercially reasonable efforts to take all appropriate action and execute any documents of any kind which may be reasonably necessary or desirable to carry out the provisions hereof.

         11.4 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; provided, however, that Buyer may, without such consent, assign all such rights to any Affiliate of Buyer or to any Person that acquires Buyer or substantially all of the assets of Buyer or any business unit of Buyer or survives any merger with Buyer; provided, that such Person agrees in writing to be bound by the terms of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

         11.5 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to Cell-Matrix, addressed to:

                           Cell-Matrix, Inc.
                           Four Hook Road
                           Sharon Hill, Pennsylvania 19079
                           Fax: (610) 237-7115
                           Attn: Joseph A. Troilo, Jr., Corporate Counsel

                           If to the Stockholder Representative, addressed to:

                           Raymond A. Mirra, Jr.
                           2932 North Atlantic Boulevard
                           Ft. Lauderdale, Florida 33308
                           Fax: (954) 563-7219

                           If to Buyer or Merger Sub, addressed to:

                           CancerVax Corporation
                           5931 Darwin Court
                           Carlsbad, California 92008
                           Fax: (760) 431-9980
                           Attn: General Counsel

                           with a copy to:

                           Latham & Watkins
                           12636 High Bluff Drive, Suite 300
                           San Diego, California 92130
                           Fax: (858) 523-5450
                           Attn: Scott N. Wolfe, Esq.

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

         11.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedules) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.7     Service of Process; Consent to Jurisdiction.

                  (a) Service of Process. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under California law.

                  (b) Consent to Jurisdiction. Except with respect to disputes relating to Article X, which shall be resolved in accordance with the provisions of Section 10.7, each party hereto irrevocably and unconditionally
(i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Southern District of California or, if such court does not have jurisdiction or does not accept jurisdiction, in any court of general jurisdiction in the County of San Diego, California; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court. Notwithstanding the foregoing, the parties acknowledge and agree that the provisions of this Section 11.7(b) shall govern the enforcement of any award under Section 10.6.

         11.8 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.9 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         11.10 Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated herein and shall be a part of this Agreement for all purposes.

         11.11 Publicity; Confidentiality. Except as provided herein or required by law, none of Buyer, Merger Sub, Cell-Matrix, or the Stockholders shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written consent of Buyer and Cell-Matrix, which consent shall not be unreasonably withheld. The parties agree that they will not disclose any information regarding the terms and conditions of, or the parties to, this Agreement and all other agreements to be entered into in connection herewith to any third party, except as may be required by law. Notwithstanding the foregoing, Cell-Matrix consents to Buyer issuing the press release, which has previously been provided to Cell-Matrix, announcing the execution of this Agreement.

         11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflict of laws.

         11.13 Construction. Differences in language as between similar provisions covering similar matters may reflect differences in style rather than a different substantive intent and should be construed accordingly.

         11.14 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own out-of-pocket expenses, including, but not limited to, legal and accounting fees, incurred in connection with the negotiation, preparation and execution of this Agreement and all other agreements, documents and instruments contemplated hereby, or otherwise in connection with the preparation for carrying this Agreement into effect.

         11.15 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other document or instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document or instrument.

         11.16 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         11.17 Specific Performance. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the other parties and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by a party, the other party shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach.

         11.18 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                    CANCERVAX CORPORATION,
                                    a Delaware corporation ("Buyer")

                                    By: /s/ David F. Hale
                                        ----------------------------------------
                                    Name: David F. Hale
                                    Its:  President & CEO

                                    CMI ACQUISITION CORP.,
                                    a Delaware corporation ("Merger Sub")

                                    By: /s/ Hazel M. Aker
                                        ----------------------------------------
                                    Name: Hazel M. Aker
                                    Its:  Director & Secretary

                                    CELL-MATRIX, INC.,
                                    a Nevada corporation (the "Cell-Matrix")

                                    By: /s/ Raymond A. Mirra, Jr.
                                        ----------------------------------------
                                    Name: Raymond A. Mirra, Jr.
                                    Its:  Chairman